Filed Pursuant to Rule 424(b)(2)
Registration No. 333-253630

SUPPLEMENT TO PROSPECTUS

SUPPLEMENT DATED NOVEMBER 10, 2021

(To Prospectus dated February 26, 2021)

EXPLANATORY NOTE

This supplement is being filed solely for the purposes of providing the “Calculation of Registration Fee” table with respect to the prospectus supplement, dated November 10, 2021 (File No. 333-253630), filed by Pacific Gas and Electric Company with the Securities and Exchange Commission relating to $300,000,000 aggregate principal amount of Floating Rate First Mortgage Bonds due 2022, $900,000,000 aggregate principal amount of 1.70% First Mortgage Bonds due 2023 and $550,000,000 aggregate principal amount of 3.25% First Mortgage Bonds due 2031 issued by Pacific Gas and Electric Company. The “Calculation of Registration Fee” table was inadvertently omitted from such prospectus supplement and is included herein. This filing does not amend, modify or alter such prior filing in any other respect. No changes have been made to the prospectus supplement or the accompanying prospectus.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee(1)(2)
Floating Rate First Mortgage Bonds due 2022	$300,000,000	100.000%	$300,000,000	$27,810.00
1.70% First Mortgage Bonds due 2023	$900,000,000	99.877%	$898,893,000	$83,327.38
3.25% First Mortgage Bonds due 2031	$550,000,000	101.011%	$555,560,500	$51,500.46
Total	$1,750,000,000		$1,754,453,500	$162,637.84

(1)	The filing fee, calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.
(2)

Pursuant to Rules 456(b) and 457(p) of the Securities Act of 1933, as amended, $141,182.75 of the remaining unutilized fees that were previously paid in respect of securities that were previously registered pursuant to Registration Nos 333-236629 and 333-236629-01, declared effective on June 9, 2020, and not issued or sold thereunder is being carried forward and has been applied against the registration fee due for this offering. As a result, $21,455.09 is being paid in connection with this offering.